Exhibit 99.1

Helix Technologies Announces Q2 2020 Results, Reports Record Revenues, Positive Cash Flows From Operations, and Positive EBITDA

Denver, CO, August 17, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Helix Technologies, Inc, (OTCQB:HLIX) (the “Company”) today reported its results for the second quarter of 2020, realizing its goal of achieving positive EBITDA and generating positive cash flow from operations, even in the face of the Covid-19 pandemic. The Company will be hosting an earnings call this afternoon at 4:30pm eastern time. Call info can be found at the bottom of this release.

“Those who have been following Helix Technologies know that we have always focused on the disciplined execution of our strategic plans, without fanfare or hype. We continue to deliver value to our expanding client base as their critical infrastructure partner, even as we continue to grow our organic market share and roll out new products in response to customer needs” said Helix Technologies CEO and Executive Chairman Zachary L. Venegas. “In a business and market environment that has at times ignored our constantly improving metrics and growing market share, we have stayed the course and achieved all of our 2020 goals already--setting the stage for an outstanding and exciting rest of the year. I can assure you that we are only getting started.”

Highlights of Q2 and H1 2020 Include:

●	Grew first half revenue to $9.3mm, a 28% increase over H1 2019
●	Improved first half gross profit 39% to $4.7mm
●	Increased Software Gross Profit to $3.9mm in the first half, a 38% increase from 2019
●	Generated Software Adjusted EBITDA[1] of $1.6mm in H1 2020, a 29% margin
●	Overall Adjusted EBITDA for H1 improved over $2mm from 2019 to $259k
●	Software revenue increased 20% from H1 2019 to $5.4mm, despite the Coronavirus outbreak and associated market headwinds
●	Improved quarterly Software Gross Margin to 74%, a 17% improvement from Q2 2019
●	Posted Q2 Cash Flows from Operations of $446k, a 162% improvement from Q2 2019
●	$2mm cash at the end of Q2, a 300% increase from Q4 2019
●	Launched Cannalytics Cultivation Platform, the first of its kind in the industry
●	Exceeded 200 Cannalytics clients, more than doubling users in just one quarter
●	Continued to expand the Helix ecosystem by adding new integration partners

The second quarter of 2020 was a landmark for Helix Technologies, reaching the critically important milestone of positive cash flow from operations, further distinguishing itself from the rest of the industry. While companies across all sectors and industries were reeling from the Covid-19 pandemic, Helix’s focus on operations, innovation, and strategic execution allowed us to post positive operating results.

Conference Call Info:

We recommend calling in approximately 10 minutes prior to the start of the call. There will be live Q&A on the call; questions can also be submitted ahead of time or during the call to ir@helixtechnologies.com.

Interested parties can participate in the call using the following information:

●	Time: Monday, August 17 2020, 4:30 p.m. EDT
●	Attendee Dial In: 785-424-1673 or 888-632-3385
●	Passcode or ID: 33895

If you can’t make the live call, a recording will be available here

Sign up for Helix Technologies Investor Updates here.

Notes:

[1]	We define Adjusted EBITDA as net loss before income tax expense, other income (loss), interest expense, depreciation and amortization expense, share based compensation expense, other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any, and other gains and losses associated with the mark to market of our convertible notes, contingent liabilities and warrant liabilities. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges that affect the period-to-period comparability of our operating performance. This measure should not be considered a substitute for operating loss, net loss, or net cash provided by operating activities that we have reported in accordance with GAAP.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to fund our operations and pay any outstanding debt; fluctuations in our financial results; general economic risks; the volatile nature of the market for our products and services and other factors that could impact our anticipated growth; our ability to manage our growth; changes in laws and regulations regarding the cannabis industry and service providers in the cannabis industry; reliance on key personnel; our ability to compete effectively; security and other risks associated with our business; intellectual property risks; and other risk factors set forth from time to time in our SEC filings. Helix Technologies assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

About Helix Technologies, Inc.

Helix Technologies, Inc. (OTCQB: HLIX) is the leading provider of critical infrastructure services, helping owners and operators of licensed cannabis businesses stay competitive and compliant while mitigating risk. Through its proprietary technology suite and security services, Helix Technologies provides comprehensive supply chain management, compliance tools, and asset protection for any license type in any regulated cannabis market. While Helix provides services to the Cannabis and Hemp Industries, the Company does not deal directly with the plant or any derivative products. Helix Technologies’ products reach over 2,000 customer locations in 36 states and 9 countries and has processed over $20 billion in cannabis sales. For more information on Helix Technologies and to sign up for investor updates, visit us at www.helixtechnologies.com. and follow us on Facebook, Twitter and LinkedIn. Sign up for the CannaPulse Newsletter for legislative changes, software updates and more.

Media Contact:

Colt Peterson

Helix Technologies, Inc.

303-324-1022

press@helixtechnologies.com

IR Contact:

Scott Ogur, CFA

Helix Technologies, Inc.

ir@helixtechnologies.com